ENDOLOGIX

Moderator: Paul McCormick
July 27, 2006
4:00 pm CT

Operator:

Welcome to the Endologix Second Quarter 2006 conference call.

At this time all participants are in a listen-only mode.

Following management’s prepared remarks, we’ll hold a question and answer session. To ask a question please press star followed by the number 1 on your touchtone phone.

If anyone has difficulty hearing the conference please press star 0 for Operator assistance.

As a reminder this conference is being recorded today, July 27, 2006.

I would now like to turn the conference over to Jody Cain. Please go ahead, ma’am.

Jody Cain:

This is Jody Cain with Lippert Heilshorn & Associates. Thank you for participating in today’s call. Joining me from Endologix are Paul McCormick, President and Chief Executive Officer and Bob Krist, Chief Financial Officer.

Earlier this afternoon Endologix issued a press release announcing financial results for the 2006 second quarter. If you’ve not received this news release or if you’d like to be added to the company’s distribution list please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with Cheryl Park.

This call is also being broadcast live over the Internet at www.endologix.com. And a replay of the call will be available on the company’s website for the next 14 days.

Before we begin I’d like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements involve material risks and uncertainties.

For a discussion of risk factors I encourage you to review the Endologix Annual Report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, July 27 2006. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

With that said I’d like to turn the call over to Paul McCormick.

Paul.

Paul McCormick:

Thank you, Jody and I’d like to extend my thanks to each of you for joining us on today’s call. The past few months have been an exceptionally productive period at Endologix. I’m pleased to report that our second quarter domestic product revenue reached $2.8 million, a three-fold increase from the second quarter of last year and up 31% from the first quarter of this year.

We believe our sales growth reflects positively on the steps we are taking to accelerate domestic uptake and indicates a growing market acceptance of the Powerlink System. As of today patients have been treated in more than 200 hospitals, which is up from 150 hospitals we reported during our April conference call. Additionally with the completion of last month’s financing, we believe our funds now are sufficient to execute on our aggressive sales force buildout, support our current R&D activities and importantly to see us through to positive cash flow from operations.

Turning to sales and marketing, as of our next sales training on August 7, we will have 36 sales representatives, which is up from 30 we reported during the last conference call. Over the past quarter we hired 10 sales representatives, allowing us to open 6 additional territories with the other four as replacement hires. Six of these ten new hires fit our profile of having prior AAA experience.

We also recruited an additional regional sales manager who has significant experience in the commercial AAA stent graft market.

This brings our domestic sales management team to one national sales manager and six regional managers. We expect to continue aggressively hiring qualified reps and we are well on our way to increasing our rep headcount to between 40 and 50 by the end of this year.

To assist our reps create awareness and interest in the Powerlink we are conducting a limited advertising campaign. We will be placing ads in Endovascular Today and the European Journal of Endovascular and Vascular Surgery through the end of the year that use visual images to highlight the advantages of Powerlink and include the tag line: “Dependability of Outcome, Durability of Design.” Copies of those ads are available on our website at www.endologix.com.

We have also introduced several products since our last quarterly call. Our new short body Powerlink 120 model launched in May addresses the 5% to 10% of AAA’s patients currently excluded from treatment due to anatomical considerations. Initial comments from physicians have been favorable and this device has been particularly helpful in supporting enrollment in our 34 millimeter cuff study.

In May we also launched our next generation Visiflex delivery system for use with the Powerlink. The Visiflex has improved catheter flexibility and includes an integrated radiopaque band marker on the outer sheath which enhances catheter visibility and facilitates smoother withdrawal in difficulty anatomy.

As discussed in our last call we are introducing the Visiflex through a controlled launch to obtain physician feedback and build inventory. Based on the strong feedback we have received to date for more than 35 physicians and our ability to build the appropriate inventory, we plan to complete a full transition to the Visiflex by the end of this year.

Gross margin in the margin in the quarter was impacted by a one-time charge of $326,000. This charge is a reserve related in the final step of the limited voluntary catheter recall announced in late 2005. Again this recall did not impact any ELG device already in place but rather was related to three instances of catheter tip separation due to a failed bond. To resolve the situation we had implemented a three-part plan in December of last year.

The first step was to conduct product testing, utilizing an AQL sample plan in which 1/3 of each product lot was destuctibly tested. If any of the samples failed for any reason that entire lot of finished goods was scrapped. The goal was to clear as much finished goods as possible in order to continuously provide our customers product as well as to minimize our financial impact.

Second, we instituted a change in manufacturing process to ensure no additional events. And we began building new product under those new manufacturing instructions in January.

The third step was to do away with that specific bond completely. In addition to the ease of use advantages I mentioned the Visiflex uses an over-molding process for attaching the tip.

Unfortunately we had one additional instance of catheter tip separation which had no clinical implications. The product involved had been cleared under the AQL destructive testing protocol. At that time in consultation with the FDA it was decided to implement a stock rotation for all products cleared under the aforementioned testing protocol and our expectations are that this will be completed over the next 60 days. Our estimate led to us to take a final $326,000 reserve for this action.

In reviewing our clinical trials we continued enrolling patients in two studies with the Powerlink System to treat AAA patients with large diameter aortic necks. We believe that 5% to 10% of AAA patients are currently excluded from treatment with an ELG due to aortic neck diameter.

In our 193 patient suprarenal trial we have enrolled 134 patients as of July 20, and 26 of these have been treated with a 34 millimeter bifurcated Powerlink System. We expect that the remaining 59 patients necessary to complete this trial will be treated with a 34 millimeter bifurcated device.

In the second study we’re using a 34 millimeter proximal cuff in conjunction with our FDA approved Powerlink bifurcated system. We have currently enrolled 32 of the 60 patients needed to complete this trial.

We estimate enrollment for the 34 millimeter proximal cuff trial will be completed within the next four to six months, while the suprarenal trial will require a longer enrollment period. Each study requires patient follow up for one year. And if approved the Powerlink System would be the only ELG for use in aneurysms with neck diameters between 28 and 32 millimeters.

We are also pleased with the long-term clinical data that continued to support the benefits of the Powerlink System. This data will be presented at the upcoming Midwestern Vascular Society Meeting in early September and was recently published in the prestigious Journal of Cardiovascular Surgery in an article entitled, “The Powerlink Bifurcated System for Endovascular Aortic Aneurysm Repair Four Year Results of the U.S. Multicenter Trial.”

Let me share the key metrics. There were no aneurysm ruptures and no stents or graft material failures through the follow-up period. Ninety-seven point three percent of patients were free from AAA mortality through the four-year follow up. And 88.6% of patients were free from device-related secondary procedures. The results continue to underscore the significant long-term benefits of the Powerlink System and reinforces the message of “Dependability of Outcome” and “Durability of Design.”

With that overview at this time I’d like to ask Bob Krist to discuss our quarterly financial performance.

Bob.

Bob Krist:

Thanks, Paul. Product revenue for the second quarter of 2006 was $3.4 million, more than double the $1.5 million we reported in the second quarter of 2005 and up 29% from the $2.7 million in the first quarter of 2006.

As Paul noted domestic product sales increased more than threefold and were $2.8 million for the quarter compared with $900,000 last year. And on a sequential quarter basis domestic sales increased by 31% from $2.1 million.

International sales for the quarter of $667,000 were up 12% from $595,000 in last year’s second quarter, an increase by 19% from $561,000 in the first quarter of 2006.

Overall gross margin of 49% in the second quarter of 2006 was impacted by the $326,000 reserve which Paul mentioned earlier for the final stock rotation related to the December 2005 voluntary product recall. This 49% for Q2 compares with gross margin of 59% in the first quarter of this year. The impact of the reserve together with the initial flow through of $31,000 of stock option expense to cost of sales was about 10-1/4 margin points or approximately the full difference in the sequential gross margin performance.

Total operating expenses were $6.3 million in the quarter, compared with $4 million in the prior year quarter, together with stock option expense the significant majority of this increase was in the marketing and sales category which were $3.2 million in the current quarter with an average of 33 sales represents and six managers, compared with $1.7 million in the second quarter of 2005 when we had 12 reps and 4 managers on board.

Research, development and clinical expenses for the quarter were $1.8 million, compared to $1.5 million in 2005. The increase reflects the two new clinical trials now under way for large diameter neck sizes as well as stock option expense.

General and administrative expenses totaled $1.3 million for the quarter versus $789,000 last year. Increases were due to stock option expense, professional fees for recruitment of sales personnel and other contracted outside services. There has been no increase in G&A headcount from June of last year.

Total stock option expense booked in the quarter was $388,000. The line item breakdown was the following: Cost of sales $31,000, R&D $86,000, sales and marketing $102,000, and G&A $169,000. We expect stock option expense to be in the $400 to $425,000 range for the remaining quarters of 2006.

Overall net loss for the second quarter was $4.4 million or 11 cents per share which compares with a net loss of $2.9 million or 9 cents per share for the second quarter of 2005. The current quarter includes the $388,000 of stock option expense just mentioned which equaled 1 cent per share.

For the six months of 2006, product revenue increased by 115% to $6.1 million from $2.8 million reported for the first six months of 2005. Domestic revenue increased by 222%.

Gross profit of $3.3 million was 53% of revenue for the six months and this compares with $1.7 million and 59% respectively in the first six months of 2005. The 6 point decrease in margin percentage was due to the $326,000 inventory reserve charge and stock option expense.

Operating expenses for the first half of the year were $12.2 million, up from $8.2 million last year, primarily due to the higher sales and marketing expenses and stock option expense as mentioned earlier.

Net loss for the six months of 2006 was $8.5 million or 23 cents per share, including $736,000 of stock option expense which equaled 2 cents per share. This compares with a net loss of $6.2 million or 19 cents per share for the first six months of 2005.

Turning briefly to the balance sheet, at June 30 we reported cash and marketable securities of $28.6 million, which includes $18.8 million of net proceeds from our direct equity financing completed in June. We reported cash and marketable securities of $17.7 million at December 31, 2005.

Exclusive of the financing, in the first six months of 2006 we used $7.9 million net cash which included capital expenditures of $610,000, a reduction of accounts payable of $1.5 million and an increase in accounts receivable of $912,000. That’s consistent with our sales growth in the period.

And as of June 30 our accounts receivable days sales outstanding were 55.

With that I will turn the call back to you, Paul.

Paul McCormick:

We continue to believe it’s premature to offer financial guidance. However what is becoming increasingly evident is the relationship between sales represents tenure and their contribution to our financial performance. As we have in the past we will provide data points that should provide a better understanding of the business. There may be some modest differences in the data from what we reported on our first quarter call due to rep turnover but I will point out those differences.

Each of our three longest tenured represents has been with Endologix for an average of 19 months as of April 1. Each averaged $104,000 in monthly product revenue for the second quarter of this year. This equals an annualized sales run rate of $1.2 million per rep. This compares with an annualized sales run rate of $972,000 that we reported from this group on last quarter’s call or a 29% average increase in sequential quarters.

Our three reps who have been with Endologix for an average of 13 months as of the beginning of the second quarter average $56,000 in month product revenue for the second quarter which equaled $674,000 per rep on an annualized sales run rate.

The annualized sales run rate was essentially flat for this group as of the late reporting period, with one of the three reps on medical leave for a period of time. Since July 1 all three reps have been fully engaged.

We originally reported on seven reps in this next group during the Q1 call, however we now have five reps with approximately eight months tenure as of April 1. They average $22,745 in monthly product revenue for the second quarter or an annualized sales run rate of $273,000 per rep. This compares with an annualized sales run rate of $235,000 from this group in Q1 or a 16% increase in sequential quarters.

Finally we originally reported on nine reps in this next group during the Q1 call. However, we now report on eight reps who have an average of six months tenure as of April 1. This group averaged $28,000 in monthly product revenue for the second quarter and annualized sales run rate of $336,000 per rep. This compares with an annualized sales run rate of $147,000 from this group in Q1 or 129% increase in sequential quarters.

We are pleased that most of our tenured reps continue to increase usage in their territories and that newer reps become productive sooner. The combination of tenure of clinically oriented sales professionals and an expanding and talented field management team deserves the credit for these improvements.

In addition to gaining domestic market share through our refined sales and marketing strategy, we are looking for future sales growth by expanding into the Japanese market. We believe we are on track for regulatory approval in Japan later this year and subject to the establishment of reimbursement levels by the Japanese regulatory authorities. We expect to begin commercial sales in mid to late 2007.

We also see great opportunity to leverage our Powerlink platform to develop additional technologies. To that end we announced last quarter that we had identified a significant opportunity for using Powerlink Stent technology in the treatment in thoracic aortic pathologies.

Acute aortic dissection of the most common catastrophe affecting the aorta, an instance that exceeds AAA ruptures. Without treatment approximately 75% of patients die within two weeks of the onset of symptoms. We are confident that we can continue to focus on our core AAA market while making progress using minimal resources in the early development of a Powerlink variant that addresses the thoracic market. As previously mentioned we expect to begin a feasibility trial with such a device by that end of the year.

To help guide our R&D activities we plan to hold our second Scientific Advisory Board meeting this fall. We held our first meeting earlier this year and it was a resounding success. We are extremely grateful for the ideas and the feedback generated by the prestigious group as they have helped to validate and prioritize our R&D initiatives.

We have also begun a program of ongoing meetings in Irvine with select physicians as part of a clinical roundtable program as a way to continue to better understand the most pressing clinical needs and develop innovative solutions.

As in the past we are providing sales estimates for the current month as a gauge of our progress. We estimate July domestic sales of between $900,000 to $1 million. We lost some selling days in early July due to the holidays but we do not expect seasonality to be a factor for the quarter for our domestic business.

Internationally however the summer months usually do affect distributor orders. However based on a significant difference between the international transfer prices and our direct pricing in the U.S. there should be minimal impact on gross profit dollars irrespective of international seasonality.

In terms of expenses, our manufacturing infrastructure is at a size we believe is adequate to support operations for the foreseeable future. We expect to see significant increases to support sales and marketing initiatives as we continue to build out our sales force and only modest increases in R&D and clinical expenses.

So in closing we’re moving toward our long-term objective to become a leader in a fast-growing AAA market. We are aggressively building our sales force by hiring reps with a profile that we have proven is critical for success. We are sufficiently capitalized to execute on our aggressive plan and expect that our current funds will take us through to cash flow breakeven.

We are well positioned for future growth as our Powerlink provides us with a platform technology for additional large market application and we’re looking to leverage both our technology and our sales force in the future.

With that said, I’d like to open the call up to your questions.

Operator.

Operator:

Thank you. Ladies and gentlemen, if you wish to register for a question for today’s question and answer session you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw from the polling request you may do so by pressing star then the number 2.

If you are using a speakerphone please pick up your handset before entering your request.

Again we request that if you have pressed star 1 to ask a question before this time please press it once more to ensure you enter into queue. One moment please for your first question.

Paul McCormick:

While we’re waiting for the first question I’d like to mention that we will be presenting at the 26th Annual Canaccord Adams Summer Seminar in Boston on Tuesday, August 8 at 8:30 am Eastern Time and at the Kaufman Brothers 9th Annual Investor Conference in New York being held September 6 through September 7. If you are attending either of these conferences I’d welcome the opportunity to meet you in person. We will also be webcasting both presentations which will be available on the Endologix website.

Okay, Operator, we’re ready for the first question.

Operator:

Our first question comes from Matthew Scalo with Canaccord Adams. Please go ahead with your question.

Matthew Scalo:

Hey, Paul. I look forward to meeting you as well. If I could – first of all congratulations on the quarter here. I did want to get just a little bit more detail in regards to your comments earlier in the call regarding the tip separation post the recall and kind of just stock rotation.

Paul McCormick:

Yes.

Matthew Scalo:

Maybe you can give me a little bit more detail. Is that 100% of the estimated $326,000 in costs or are there other factors involved with that?

Paul McCormick:

No, that would be a – that’s the estimate of the product that is out there.

Matthew Scalo:

Okay.

Paul McCormick:

That had been subjected to the AQL testing sample protocol. It has nothing, you know, so that’s the inventory that’s affected. And, you know, the logic at the time back in December was this is, you know, first thing is safety. So the question is how do you test what you had and this AQL sample testing test has 95% confidence but it’s not complete. So our concern was at that time, number one, we wanted to make sure we could continue to provide product to our users. And then the other question behind that is, you know, you want to minimize the financial impact.

Matthew Scalo:

Right.

Paul McCormick:

You know, the alternative at the time would have been to stop shipping product, take all the hit, but the fact of the matter is through the testing we’re able to really minimize any potential problem. And so that was the approach that we took.

Matthew Scalo:

Okay.     And there wouldn’t be a situation in which their sampling of the new Visiflex, right. This is all just legacy delivery catheter.

Paul McCormick:

Exactly.     And it’s a couple of things. One is we changed the manufacturing process even for the prior Visiflex delivery system on how we affix the tip. So that product is not affected by this. This was strictly product in the past that had cleared through AQL sampling.

Matthew Scalo:

Okay.     All right. As far as the upside in what looked like the OUS market per se it, it seemed like on a sequential basis Edwards has been doing a pretty good job. Do you get the sense that that – all products in the quarter were being used or is that some stocking going on in Europe?

Paul McCormick:

Yeah, I think it’s probably replacement for product that is used generally. But, you know, you bring up Europe, let’s – I mean we’ve got to be – we lay this out as we need to. You know, as we have talked about the European market is smaller. It’s lower pricing. Companies still need to provide clinical support and with the transfer pricing as it is, for many companies there is not a lot of incentive to make a lot of investments in that space.

And so, you know, as we look forward and we’ve had conversations, as I’ve mentioned in the past, you know, our option would be to remain with a distributor model, be it our current set of distributors or look for changes where we can have a better opportunity. You know, some large companies do see having a AAA stent graft as an important product platform for selling other peripheral vascular products.

Matthew Scalo:

Uh huh.

Paul McCormick:

But yet we can evaluate another option. Should we have a distributor or other entity that would handle the logistics and we could hire a handful of clinical specialists in key markets and go direct in a limited fashion. You know, in that situation product revenue and gross margins would increase. We would take greater control of our destiny in those markets but at the cost of greater sales expense and more limited geographic coverage.

So while we view the European market as a long-term opportunity, the current distribution is, you know, for our contribution to gross margin is significantly less from domestic sales since what we sell for $9,900 in the U.S. is the transfer price of about $35 to $3,800 to our distributors outside the U.S. So, you know, we’ll continue to evaluate our options in Europe but our current focus really is on the U.S.

Matthew Scalo:

Okay.     And you provided an estimate for July sales. Can you also provide a number of new accounts in the month or...

Paul McCormick:

No, I....

Matthew Scalo:

At least just maybe just the total number of accounts you’re in?

Paul McCormick:

Well it’s about 200. It’s a little over 200 accounts that we’ve – so for the quarter we went into some 50 other hospitals.

Matthew Scalo:

Okay.     And is there a way that we can get a metric in regards to reorder rates or is it just too early to get that kind of information?

Paul McCormick:

Yeah, it’s a little tough only because again, you know, the number of cases that get done by any given operator it’s not like angioplasty where they’re doing a couple hundred a year.

Matthew Scalo:

Uh huh.

Paul McCormick:

And that’s why we’ve tried to go with this sales rep tenure. We think that that is probably the most meaningful metric because again we’re not – we’re – they’re staying in a pretty much a fixed territory, you know, throughout their tenure. It’s not as if we’re cutting up territories afterwards.

Matthew Scalo:

Okay.     Yeah, if I could just ask you this...

Paul McCormick:

Sure.

Matthew Scalo:

Question.     If you gave us a pretty good detail on the reps and I’m just curious in regards to maybe the younger reps. Are they choosing to leave or are you kind of culling the bottom producers. I noticed the seven reps with eight months of experience. You now have five reps.

Paul McCormick:

Yeah.     Those are generally – there may be – I’m trying to think if there’s one promotion there. But generally they are – this is not – this is a very unique sale which requires tremendous interest to be clinically involved. And, you know, frankly that’s not the right position for some very talented sales people but don’t get up the clinical curve quick enough.

Matthew Scalo:

Okay okay. And you mentioned, it seems like you’re on track with the Japanese regulatory approval. Any more word on the panel being held maybe in August here?

Paul McCormick:

Probably not August because they have a lot of holidays. I think we’re looking at probably September. We do have the authority scheduled to come out to visit Endologix as part of their inspection and then to go to our – the facility that we use for sterilization. So there’s, you know, there is some comfort. They wouldn’t be sending people over, you know, unless this process was on track.

Matthew Scalo:

Okay.

Paul McCormick:

Now having said that and we’ve talked about this in the past, it’s unclear, Cook, to my understanding has run a clinical trial in Japan, don’t know their status. But the interesting part about this is whoever’s first reimbursement has to get filed, which will take, you know, and that could be four months. It could be eight months. And so the interesting aspect of this is if we’re not first, if we get beaten out by a month or two, the reimbursement process may start. And as a result we could be into the market faster.

Matthew Scalo:

Okay.

Paul McCormick:

So that – we just don’t have as much of visibility. All I do know is we’re very – well we’re pretty confident on getting ours shown in by the end of this year.

Matthew Scalo:

Okay.     Well let me ask you this last question here.

Paul McCormick:

Sure.

Matthew Scalo:

What is holding up the full launch of the Visiflex? Is it building the inventory or is it waiting until you get full feedback from those 35 docs?

Paul McCormick:

Yes.     Well it’s probably in more hands than 35 now because we’re, you know, we’re going to further – we’re broadening it out. I think it’s two things. One is you always want to test the capabilities of a design. And even the most modest changes or what you’d think are intuitively improvements, you want to validate.

And the second thing is as we, you know, bring on a new vendor with new components, you want to be assured of supply when you make that jump. But we really like the results so far and the comments we’re getting. And we expect to completely go over – convert over by, you know, the Q4 this year.

Matthew Scalo:

Okay.     Actually I did have one last question maybe for Bob here on the gross margins. If we exclude the one-time items and FASB and we do that in the same for first quarter, it looks like it’s a slight increase sequentially, 59.2% it looks like versus 59% in the first quarter.

Robert Krist:

You know, I don’t have that right in front of me but I believe that’s correct.

Matthew Scalo:

Okay.     If we just assume that was correct, is it just geographic mix that’s kind of skewing the gross margin, I would assume.

Robert Krist:

Well we’ve discussed, as you recall, in some earlier calls that, you know, we had been stockpiling the graft material ahead of a price increase from our supplier there which went into effect actually last year in 2005. And there were, as you know, committed to minimum purchases and pricing with our current vendor through 2007.

We actually began using that higher cost graft material for certain of the graft sizes earlier this year. And that has now begun to role into the product cost, you know, by running the product through inventory and into product cost, so we’re seeing a positive impact on our margins from the mix improving in the domestic market versus international. But we’re starting to see a little bit of an impact of that higher cost of raw material starting to roll out into cost of goods, so a little bit of an offsetting effect.

Matthew Scalo:

Okay.     Do you see that kind of working throughout 2006?

Paul McCormick:

I do. I would say I would expect actually very little change from Q2 into Q3 as adjusted for the reserve we were just talking about. But, you know, depending on how that international U.S. sales mix go, we might see a couple of point margin decline by the time we get to the very end of the year and that raw material has fully rolled into the cost of goods for the products we would be selling at that time.

Matthew Scalo:

Okay okay that’s very helpful. Thank you very much, guys. Good quarter.

Paul McCormick:

And before you leave that question though, you know, this is something that with additional volumes in manufacturing and opportunities beyond the 2007 commitments with our current vendor, we certainly believe we can improve that margin and, you know, get it back north of where we are today.

Matthew Scalo:

Okay.     Is that through a different supplier or is that just better negotiations with Bard or is this...

Paul McCormick:

Well, you know, our agreement right now is through 2007. We have pricing that we – that’s established and minimum commitments. You know, prior to Bard we had a different supplier for PTFE. And so, you know, we have a contract. We will live up to our contract. And then when that contract expires then all bets are off.

Matthew Scalo:

Okay.     Okay thank you very much, guys.

Paul McCormick:

You bet. Thanks, Matt.

Operator:

Your next question comes from Caroline Corner with Montgomery and Company. Please go ahead with your question.

Caroline Corner:

Hi. Thanks for taking my call.

Paul McCormick:

Hi, Caroline.

Caroline Corner:

Hi.     First just to follow up the questions about Japan, have you started having conversations with the distribution partner over there at this point? And also could you talk a little bit about your expectations for pricing in Japan, if you’ve had those discussions yet?

Paul McCormick:

Sure.     Comsotech is our distributor over there. They actually were an equity partner in private Endologix and then took on the task of running a clinical trial and they will be our distributor in Japan, a very entrepreneurial group. They have five offices throughout the country. Again it’ll be focused on a clinical roll up starting with the Tokyo Medical Center which was the PI for the study and building out from there.

Pricing, you know, I don’t think we’re going to see pricing established like you used to see five years ago when new devices came into Japan. I think the authorities over there, you know, are looking at this a little differently. So I would suspect we would probably see pricing comparable to what we see in the US but certainly not two times U.S. like there have been in the past histories.

Caroline Corner:

Okay, very good. Then turning to the sales force, of your 10 new hires you said that 6 of them had AAA experience...

Paul McCormick:

Yes.

Caroline Corner:

Coming in. I understand it’s a very sophisticated procedure. Going forward you’ve got another, you know, 4 to 14 reps to find by the end of the year. Are you anticipating it getting more difficult to find people with AAA experience since, you know, these people seem to be really contributing more faster? Can you give a little bit of color to that please?

Paul McCormick:

Yeah, I would say we’d probably go forward with the same ratio. And let me say this, I don’t want to diminish the skill sets of the people that don’t have direct AAA experience. Typically they’re coming in with vascular experience of some sort.

Caroline Corner:

Okay.

Paul McCormick:

And so it just so happens in certain markets, you know, you look for the best balance because there have been some people with AAA experience that we’ve passed on because it does have – they have to have both components of that.

And there is going to be certain markets where I’d much rather have a person with strong selling skills that understands the vasculature, particularly access vessels like the iliac so that people with peripheral vascular, you know, balloon experience and stenting will come off the curve in both clinical as well as, you know, selling skills. AAA alone in and of itself isn’t the answer. It’s the right balance between the clinical and selling skills because we have passed on some people that had AAA experience because they just wouldn’t survive in that sales environment.

Caroline Corner:

Okay, it makes sense. The final question I have was about the Visiflex.

Paul McCormick:

Yes.

Caroline Corner:

You said that you had started a controlled launch and you’re looking at a full ambition by the year-end.

Paul McCormick:

Yes.

Caroline Corner:

I was just wondering, what are the challenges associated with this transition? Is the Visiflex packaged with the Powerlink or what – why is it going to take until the end of the year before you can completely canvas them?

Paul McCormick:

Well it is – I mean it’s – the Powerlink comes in it so it’s the same set up as the other. The bigger issue is whenever you introduce something new you want to – you would like to get good clinical experience. You want to test the capabilities, how more – how much more complex cases might you be able to tackle? Are there any considerations the physicians have as they’re using it? You want to get as much information before you make the jump. You also want to manage your inventories as well. You know, you build up inventory to supply current customers. You want to minimize any costs associated with the transition as well. So it’s a combination of things.

Caroline Corner:

Okay.

Paul McCormick:

But we’re – but I will tell you very excited about the clinical results and our progress with our suppliers and so we expect to make the full transition by the end of this year.

Caroline Corner:

Okay, sounds good. Thanks for taking my call.

Paul McCormick: You bet. Thanks, Caroline.

Operator:

Once again if you would like to ask a question you may do so by pressing star then the number 1 on your telephone keypad.

Your next question comes from Desh Govender with Monness Crespi Hardt and Company. Please go ahead with your question.

Desh Govender:

Hi, guys.

Paul McCormick:

How are you?

Desh Govender:

Thanks for taking my call. Good. You mentioned seasonality as a variable and possible, you know, affecting some sort of metric in sales. Could you be more specific if you can get the real factor? And then also can you give more detail into the wrap up on the 45 to 50 total sales people or additional 10 to 12 I guess it is as well as give some update as to what’s going to be presented at VEITH and/or TCT, anything new? And then also could you also talk about Edwards and your relationship there and what freedom you have there to kind of explore other avenues to grow OUS sales?

Paul McCormick:

Sure.     Let me talk about the seasonality. For Q3 I mentioned that there’s probably seasonality from European sales. You know, things kind of shut down overseas during the summer. And my general sense is although we may see some seasonality there, irrespective of what we sell in Europe, it doesn’t have a major impact on gross margin dollars because again what we sell in the U.S. for $9,900 we have to sell to our distributors at about, you know, $3,500. So, you know, sales internationally our focus has obviously got to be in the U.S.

With regard to the ramping up of the sales force, we feel very comfortable we’ll be at 40 to 50 by the end of the year. We will have this 36 with this training starting in – on August 7 and continue to interview good candidates to add to the headcount. We’ll probably add two additional regions some time in the next 60 to 90 days, so that would give us eight regional managers. And if you seven to seven reps per region that gets you to the 50, so we’re very confident in our ability to recruit the right people going forward. And frankly the training gets improved because now there is more centers doing cases, new reps can – it makes it a lot easier for them to see and observe cases being performed.

Desh Govender:

How many reps do you have in training now and when do they go online?

Paul McCormick:

Well, August 7 we will have a training which will bring on another I think it’s four people. And so the issue with the training though, it’s not two weeks in the home office and then, you know, they’re considered trained. Because depending on their clinical background, if they don’t have AAA experience, let’s say they’re just selling vascular products, it could take them, you know, four to six months or longer to get clinically comfortable.

And so that’s why we have – to help people model this out we’ve given the data on sales rep tenure. We think that’s a much better metric as you kind of build the latter of increasing sales. Would you like me to go through that again?

Desh Govender:

No, that’s fine. I just wanted to see how you’re getting, I mean, so basically you have until August 7. You’re saying that there’s another 10 or so slots that are open and...

Paul McCormick:

Oh absolutely.

Desh Govender:

And you don’t have anybody in training for those slots yet.

Paul McCormick:

We don’t have the training date set. We’ll – that’s at probably September-October. I mean we – keep in mind we will hire people in advance of a training because there are some things that we can do for them. I mean some of the people coming to the training in – on August, some of them were hired in July.

Desh Govender:

How many of the existing sales reps came from your competition?

Paul McCormick:

Well we don’t specifically spell out who we get them from. But I will tell you out of the last 10, 4 from directly from a competitive company, 2 others had very strong clinical experience with AAA, one being a PA as a matter of fact – Physicians Assistant – who actually implants the device. So I would say if we look at our management team we have one national sales manager and we have six regional managers, six of those seven of our management team came from a direct competitor.

Desh Govender:

And then the other back-end of this question had to do with what new advice in TCT as well as...

Paul McCormick:

Yeah...

Desh Govender:

Give more detail on the Edwards shipment.

Paul McCormick:

Yeah.     At the upcoming TCT and the other meeting in New York in November we’ll just be cutting the data at longer periods of time so we’ll be presenting five-year data, both at TCT and then in New York in November, so the most clinically relevant and robust data is longitudinal data on a patient cohort whose data is reviewed by FDA. So, you know, these are – this is audited datasets.

So you look for high compliance so you can account for everybody and ours is in that neighborhood of 70% to 75%. And then you look for, you know, long-term. And so frankly I think that’ll be the longest-term data that’s presented from an FDA cohort out there.

And then as it pertains with Edwards, we have a lot of flexibility. They are our distributor in major countries but not all the countries in Europe. And as I mentioned earlier it’s challenging both for a company like Endologix as well as distributors, you know, as you sort through dividing up the gross margin pie because the European market is smaller.

The European market has lower average selling prices to hospitals. You know, in a perfect world not – having only a single device, probably in a perfect world if we had some company with logistics where we wouldn’t have to build that infrastructure and just had selected headcount to tackle the clinical aspects of it, you know, that might be the best scenario because it’d be hard for us to build a full organization at that time. So we have flexibility. We’ve chatted with Edwards. We’re trying to find a way but we’ll have to again focus has to be the US because it’s the major contributor to our success at this stage.

Desh Govender:

And are the lost additional data going to be in the publication of some sort down the road?

Paul McCormick:

Yes, typically it takes some time. So for instance, we have published – we have presented four-year data but it took some months to get into this past journal. But we’ll make slides available. We’ll certainly provide the highlights once the data is presented. But sometimes peer-reviewed journals take some time to get the data published.

Desh Govender:

And could you just – if we talk about the SAAAVE Act, when do you think that’s going to have some sort of impact on recognition and diagnosis? And what’s your feedback from vascular surgeons of that particular piece of legislation and how with influence there a mode of practice?

Paul McCormick:

Yeah, you know, I think they are optimistic about it obviously. You know, a number of patients – I mean there’s estimated to be 15 to 20,000 people that fall over dead every year from a ruptured aneurism that never gets diagnosed, they usually get written off as sudden cardiac death because they never have an autopsy.

So I think the vascular surgery community is hopeful that this increase in diagnosis can generate a significant number of cases. And as you know the screening will begin January of 2007. Having said that, that doesn’t mean all of those new cases will be immediate. Much diagnosis may get made. The aneurysm may be 4.5 centimeters and they’ll request them to come back in a year. And so ultimately those patients will get captured but it’s been clear from all of the randomized studies that screening for AAA at age 65 reduces the total mortality.

They capture so many more patients. From a screening standpoint it’s unclear who the beneficiaries are going to be. Will it be the GPs that are doing it during the physical? You may see interventional cardiologists begin to do some additional screenings as they are – let’s face it.

If you have an aortic aneurysm you probably have cardiac disease and you may very well be under the care of an interventional cardiologist. So certainly the vascular surgeons will be the beneficiaries of the increased diagnosis with a significant number of more patients. They may or may not benefit by the actual screening program or not. That’s unclear.

Desh Govender:

Wait a minute. So Bill Gray at Columbia has done several procedures. Do you think there’ll be more of that and you feel that will be a potential segment of growth for you?

Paul McCormick:

The interventional cardiologist.

Desh Govender:

Uh huh.

Paul McCormick:

Yeah I think possibly as the devices – for instance, one of the things that we like about the Visiflex with its band markers, greater flexibility and its already percutaneous on one side, it may very well offer interventional cardiologists that want to do this procedure a better device frankly and that but right now interventional cardiologists play a small role in this space, along with interventional radiologists, the vascular surgeons at least today are the primary folks involved with this. But, you know, for the first time we’re going to the TCT because we think we certainly have a technology that offer some promise for those interested in this space.

Desh Govender:

Great.     Thanks. So you’re going to be in New York the 9th and the 10th so I guess I’ll catch up with you then.

Paul McCormick:

That’d be great.

Desh Govender:

Great. Thanks, guys.

Paul McCormick:

Thanks, Desh.

Desh Govender:

Bye.

Operator:

Your next question comes from Matthew Scalo with Canaccord Adams. Please go ahead with your question.

Matthew Scalo:

Oh, guys, actually, you know, I was thinking about the street coverage to be honest with you on the stock. And I’m wondering, Paul, is that really – is it a priority for you or is it moving up on the priority chain or list of things to do in regards to increasing equity research coverage on the stocks?

Paul McCormick:

Well I’ve got to tell you, Matt, that and you bring up a good point because although the Powerlink and long-term results, the morbidity and mortality of the Powerlink have been outstanding. The morbidity and mortality of our analysts have not been so good. You know, it’s you and Wade and Caroline right now over at Montgomery. But over the last probably 45 to 60 days I have met with a significant number of sell-side analysts. I think, you know, the Endologix story is very attractive because the big picture it can offer us tremendous upside to the clients of these banks.

And let’s put, you know, let’s be honest. Let’s put banking services aside. The Endologix story is not covered broadly. I didn’t say not well. I said broadly. It’s well – it’s covered well by the analysts that cover us. But it does offer a tremendous story and upside potential from an investment standpoint. And I will challenge any other company that has a management team willing to get out on the road to support its analysts in helping educate their client base.

And the fact of the matter is to some extent analysts are now getting rewarded or measured by the ability to bring in management teams. And let’s face it, irrespective of the volume that they may do on that particular stock. And there is a – I challenge any other management team to step up and show their support for their analysts by getting out on the road. So it’s very high on our priorities.

Matthew Scalo:

Thank you very much.

Paul McCormick:

You bet.

Operator:

There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Paul McCormick:

Thank you very much. I just want to really thank everybody for participating in the call. And if there is any other questions or comments that you’d like to make, please feel free to call either Bob or me.

We look forward to keeping you apprised of our progress. And thanks again for your interest in Endologix.

Operator:

Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END